EXHIBIT 10.16

SERVICE AGREEMENT

between

Livingbrands Bark Copenhagen A/S
Østergade 17-19
DK-1100 Copenhagen K
(CVR no. )

(hereinafter referred to as the "Company")

and

Peter Brockdorff
Munkegårdsvej 7
DK-2870 Dyssegaard

(hereinafter referred to as the "Manager")

(the above hereinafter jointly referred to as the "Parties" and severally as a "Party")

1.	Commencement of service

1.1

With effect from 1 January 2008, the Manager shall take up the position as managing director of the Company. Subject to three months' notice, the Manager is willing to take up another similar position, e.g. as head of business development if the Company chooses to appoint another manager. In the event of the Manager taking up such similar position, the Manager's salary and benefits shall remain unchanged until and including 31 May 2010.

2.	Responsibility

2.1	The Manager shall have the responsibility of a managing director.

2.2	The Manager shall report only to Mr Anders Hageskov, the managing director of Bark Advertising A/S.

2.3

The Manager is obliged to comply in a loyal manner with the guidelines and instructions given by the managing director of Bark Advertising A/S and the board of directors existing from time to time. The Manager shall be subject to the description of responsibilities and competencies attached hereto as Schedule 1.

3.	Place of work

3.1	The place of work shall be the Company's address, currently located at Østergade 17-19, DK-1100 Copenhagen K.

3.2	The position as Manager may include considerable travelling activities in Denmark as well as abroad.

4.	Scope of work and obligations

4.1	The Manager shall take up a full-time position including as a main rule 37 working hours per week.

4.2

Irrespective of the above Clause 4.1, in certain periods a significant amount of overtime work must be expected. The Manager shall not receive any separate pay for such overtime work as this matter was taken into consideration when fixing the Manager's salary.

4.3	The Manager is obliged to loyally employ his full working capacity and to perform his tasks and safeguard the interests of the Company and the Company's subsidiaries in the best possible manner.

4.4

The Manager shall not have any debt to the Company and shall not assume any surety or other provision of security in respect of third parties without the prior written consent of the managing director. The aforesaid shall not include surety or other provision of security concerning non-commercial matters in respect of the Manager's spouse, cohabiting partner or children.

4.5	The Manager is obliged to accept changes in the scope of his work, provided that such changes do not place the Manager in a significantly less favourable position.

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5.	Salary

5.1

As at 1 January 2008, the Manager's salary totals DKK 104,000.00 per month. The salary shall be payable monthly in arrears on the last business day of any month into a bank account designated by the Manager. With effect as from 1 April 2008, the Manager's salary shall increase to DKK 114,000.00 per month.

5.2

The salary shall be subject to renegotiation once every year in January – the first being in January 2009 – in order for any adjustment of the salary to take effect as from 1 April 2009, unless the Parties agree otherwise.

6.	Pension scheme

6.1

The Company is obliged to maintain the agreement on pension and insurance that was in force and applicable at the date of acquisition/take-over of Livingbrands A/S providing for life insurance, health insurance and pension contributions totalling five percent (5%) of the monthly salary.

7.	Telephone, newspaper, computer, car and internet

7.1

The Company shall make a mobile phone available to the Manager who may use his mobile phone for business as well as private purposes. The Company shall pay any and all running expenses in respect of the Manager's private telephone and his mobile phone. On termination of the employment, the Manager may keep the relevant telephone number (+45 40 83 99 66).

7.2	The Company shall cover the costs of an alarm system at the Manager's home address.

7.3	The Company shall cover the costs of the Manager's newspaper subscription and parking expenses.

7.4

The Company shall make a computer available to the Manager on his home address. The computer may be used for business as well as private purposes. The Company shall pay the costs of the Manager's internet connection and the use thereof.

8.	Representation and travelling

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8.1

Upon the Manager's presentation of vouchers in accordance with the rules and guidelines applicable from time to time, the Company shall reimburse any and all reasonable outlays of the Manager in respect of work-related expenses.

8.2

Travelling activities carried out in the Manager's own car in the service of the Company shall give rise to the payment of mileage allowance in accordance with the tariff fixed by the Danish government. Transport between the Manager's home address and the Company shall not be included therein. On a monthly basis the Manager shall prepare a statement of his transport activities in the service of the Company and promptly submit such statement to the Company.

9.	Supplementary training

9.1

The Manager is entitled and obliged to participate in any relevant supplementary training. The costs of such supplementary training shall be borne by the Company, and any participation by the Manager shall be subject to separate agreement with the board of directors.

10.	Holiday

10.1	The Manager is entitled to six (6) weeks' holiday with pay every year. The Manager is not entitled to receive any holiday allowance on termination of his employment.

10.2	Holiday periods shall be scheduled in due observance of the Company's best interests and shall be subject to prior agreement with the managing director of Bark Advertising A/S.

11.	Duty of secrecy

11.1

The Manager shall be subject to a duty of secrecy for the term of this Service Agreement as well as after termination of this Service Agreement in respect of all matters pertaining to the Company's activities, including customers and collaborators etc., unless such matters have been made publicly available by the Company or may otherwise, according to their nature, be disclosed to third parties.

11.2

The duty of secrecy comprises any material, including but not limited to information on customers and pricing, marketing material, know-how, software, strategies and concepts, technical drawings, formulations and models, irrespective of the form and media used for such material.

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11.3	Any violation of the duty of secrecy will be regarded by the Company as material breach of this Service Agreement and shall have the consequences of such towards the Manager.

12.	Return of material

12.1

In the event that the Manager is released from his duties or becomes suspended, the Manager, at the Company's request, is obliged to promptly return any and all material and effects belonging to the Company, including keys/admission cards, telephone, mobile phone, computer etc.

12.2	As compensation for the lacking telephone, mobile phone, computer etc. the Company shall pay a monthly amount equivalent to the value for tax purposes of such effects.

12.3

On termination of this Service Agreement the Manager shall return any and all material and effects belonging to the Company. The Manager is not entitled to retain such material and effects, not even if the Manager has a claim against the Company.

13.	Authorship

13.1

Concurrently with his responsibilities towards the Company, the Manager is entitled to pursue a career as author. Any rights originating in such authorship may be held by a fully or partly owned private limited company or similar.

14.	Intellectual property rights

14.1

The Manager shall assign to the Company, completely, irrevocably and on an exclusive basis, any and all intellectual property rights occurring with the Manager during the term of this Service Agreement or in a period of six (6) months after the date of termination of this Service Agreement, or any such rights arising out of or relating to the Manager's employment.

14.2

The rights include for instance inventions, creations, designs, patterns, trademarks and other marks as well as copyrights and similar rights, including to the widest extent possible rights enjoyed under the moral rights rules and rights under the Danish Marketing Practices Act and similar rules of law as well as rights in know-how.

14.3

The assignment includes any and all rights that may be relied upon under the rules of law of any jurisdiction at any point in time. The assignment shall not be subject to any restrictions whatsoever, and the Company is entitled to re-

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assign, in full or in part, the rights assigned. Consequently, the provisions of ss. 53-56 of the Danish Copyrights Act and corresponding rules of law shall be derogated from in favour of the Company to the widest extent possible.

14.4	The Manager is not entitled to receive any separate remuneration in this respect as this matter was taken into consideration when fixing the Manager's salary.

15.	Termination

15.1	This Service Agreement shall terminate without notice for it to expire by the end of the month in which the Manager attains the age of 70.

15.2	Irrespective of the aforesaid, neither Party shall be entitled to terminate this Service Agreement before 31 May 2010.

15.3	After 31 May 2010, the notice period on the part of the Company shall be twelve (12) months, and the notice period on the part of the Manager shall be three (3) months.

15.4

If, within a period of twelve (12) consecutive months, the Manager has received salary during periods of illness for a total period of 120 days, the Company is entitled to terminate this Service Agreement with a notice of one (1) month pursuant to the provisions of s. 5(2) of the Danish Salaried Employees Act.

15.5	In the event that the Manager becomes incapable of managing his own affairs due to bankruptcy or debt restructuring, the Company is entitled to terminate this Service Agreement without notice.

15.6

In the event of any material breach by the Manager or a company owned by the Manager of the Shareholders' Agreement executed in respect of Bark Advertising A/S on 30 March 2007, such breach shall also be deemed to constitute material breach of this Service Agreement, thus entitling the Company to terminate this Service Agreement without notice.

16.	Miscellaneous

16.1	Any handling for tax purposes of payments made under this Service Agreement shall be of no concern to the Company.

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17.	Disputes

17.1

Any dispute between the Parties that cannot be settled amicably shall be finally settled by arbitration in accordance with the Rules on Arbitration Procedure adopted by Danish Arbitration, to the exclusion of any choice of law rules that result in the use of any law other than Danish law. The arbitration tribunal shall have one (1) member to be appointed by Danish Arbitration.

17.2	The venue of the arbitration tribunal shall be in Copenhagen, Denmark.

17.3

Any threatened or continuous violation of the duty of secrecy provided for in Clause 11 above or any other duties resting upon either Party under this Service Agreement may be countered by the granting of an injunction or equivalent legal measures abroad.

18.	Counterparts

18.1	This Service Agreement shall be executed in two (2) identical counterparts, and each Party shall receive one (1) copy thereof.

Date: 4/3/08	Date: 3/3-2008

/s/ Anders Hageskov	/s/ Peter Brockdorff
Livingbrands Bark Copenhagen A/S	Peter Brockdorff
ANDERS HAGESKOV

*****

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Schedule 1: Description of responsibilities and competencies

Addendum

This Schedule 1 constitutes an addendum to the Services Agreement executed between the Company (Livingbrands Bark Copenhagen A/S) and the Manager (Peter Brockdorff).

The sole purpose of this addendum is to clarify the job description of the Manager's position.

This job description shall not give rise to any restrictions in the powers of the corporate management in respect of the daily work.

Job description

The employee is expected to be enterprising, active and establish himself as a natural authority in respect of customers and suppliers and within the Company.

The employee shall function as Client Service Director for a number of customers of the Company. This function includes:

  overall responsibility for the said customers;
  strategic development and planning;
  preparation of budgets and invoicing;
  customer development and care; and
  ensuring performance of tasks and strategy in cooperation with the project managers of the Company.

Due to the fact that the Manager is also a partner of the Company, the Manager is expected to take part in certain administrative functions, including:

  participation in job interviews and dismissals;
  preparation of budgets and reporting;
  active participation in the new biz work of the agency;
  drafting of customer contracts;
  administrative tasks relating to staff etc.; and
  approval of payments etc.

The employee is expected to play an active role in the development of the Company's organisation, internal structures and working processes.

/s/ Anders Hageskov	/s/ Peter Brockdorff
Livingbrands Bark Copenhagen A/S	Peter Brockdorff
ANDERS HAGESKOV

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